Exhibit 99.1

Presto Names Justin Foster Chief Revenue Officer

Departure of Dan Mosher, President

SAN CARLOS, Calif., Oct. 20, 2023 (GLOBE NEWSWIRE) – Presto Automation Inc. (Nasdaq: PRST), an enterprise-grade AI and automation solutions provider to some of the nation’s largest restaurant brands, today promoted Justin Foster to Chief Revenue Officer, effective immediately. Mr. Foster brings 15 years of experience leading go-to-market efforts at emerging high-growth technology companies. As Chief Revenue Officer, Mr. Foster will be responsible for all facets of the company’s revenue generation, including growing Presto’s footprint in the emerging voice AI market while retaining signed clients.

“Justin is a great choice to lead Presto’s go-to-market efforts as we continue forward on our mission to automate drive-thrus across the country with Voice AI solutions,” said Xavier Casanova, CEO of Presto. “He has a stellar record leading revenue teams in dynamic and expanding technology markets, and I look forward to working with him to drive growth and further Presto’s market momentum.”

“I am excited to help Presto scale its market-leading Voice AI for the restaurant industry,” said Mr. Foster. “I look forward to building on Presto’s recent success and delivering best-in-class automation solutions for our clients.”

Before joining Presto as SVP of Sales in 2022, Mr. Foster led all go-to-market activities for Liveclicker, a company he co-founded in 2008 and sold to CM Group, now Marigold, in 2018. Liveclicker was focused on the marketing personalization space. Prior to Liveclicker, Justin started and led the services practice at WhatCounts, a technology company focused on customer communications. WhatCounts was sold to Mansell Group in 2010.

After nearly three years at Presto serving as both President and Chief Revenue Officer, Dan Mosher is leaving the company.

“We are grateful to Dan for his tremendous contributions to Presto and wish him success in his future endeavors,” said Mr. Casanova.

About Presto

Presto (Nasdaq: PRST) provides enterprise-grade AI and automation solutions to the restaurant enterprise technology industry. Our solutions are designed to decrease labor costs, improve staff productivity, increase revenue, and enhance the guest experience. We offer our AI solution, Presto Voice™, to quick service restaurants (QSR) and our pay-at-table tablet solution, Presto Touch, to casual dining chains. Some of the most recognized restaurant names in the United States are among our customers, including Carl’s Jr., Hardee’s, Del Taco, and Checkers for Presto Voice and Applebee’s, Chili’s, and Red Lobster for Presto Touch.

Contact

Investors:

Adam Rogers

VP Investor Relations

investor@presto.com

Media:

Brian Ruby

media@presto.com